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                                                                     Exhibit 4.2


                             EAGLE GEOPHYSICAL, INC.
                             INDEPENDENT DIRECTORS'
                                STOCK OPTION PLAN


         1. Purpose. The purpose of this Independent Directors' Stock Option Plan (the "Plan") of Eagle Geophysical, Inc. (the "Company") is to promote ownership by Independent Directors of a greater proprietary interest in the Company, thereby aligning such Directors' interests more closely with the interests of stockholders of the Company, and to assist the Company in attracting and retaining qualified persons to serve as independent Directors.

         2. Definitions. In addition to terms defined elsewhere in the Plan, the following are defined terms under the Plan:

                  (a) "Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code include regulations thereunder and successor provisions and regulations.

                  (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules.

                  (c) "Fair Market Value" of Stock means the closing price of the Stock on the date on which such value is to be determined, as reported for such day by the Nasdaq Stock Market's National Market or such other stock exchange on which the Stock is listed; provided that the Fair Market Value of Stock on the effective date of the Plan will be the initial public offering price of the Stock.

                  (d) "Independent Director" means a Director of the Company who is not, and has not been during the preceding three months, an employee of the Company or any parent or subsidiary of the Company, and who is not entitled to receive any compensation from the Company or any of its subsidiaries other than (i) directors' fees, (ii) meeting fees, (iii) reimbursement of expenses incurred in connection with such director position, and (iv) Options under this Plan.

                  (e) "Option" means the right, granted to a Participant under Sections 6 or 7, to purchase Stock at the specified exercise price for a specified period of time under the Plan.

                  (f) "Participant" means a Director who is eligible to receive and is granted Options under the Plan.

                  (g) "Stock" means the Common Stock, $.01 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 8.

         3. Shares Available Under the Plan. The total number of shares of Stock reserved and available for delivery under the Plan is 100,000, subject to adjustment as provided in Section 8 below. Such shares may be authorized but unissued shares or treasury shares. If any Option expires or terminates for any reason without having been exercised in full, the shares remaining subject to such Option will again be available for delivery under the Plan.

         4. Administration of the Plan. The Plan will be administered by the Board of Directors of the Company; provided, however, that any action by the Board of Directors relating to the Plan will be taken only if, in addition to any other required vote, such action is approved by the affirmative vote of a majority of the Directors who are not then eligible to participate under the Plan.

         5. Eligibility. Each Director of the Company who, on any date on which an Option is to be granted hereunder, is an Independent Director will be eligible to receive a grant of an Option at such date. No person other than those specified in this Section 5 will participate in the Plan.

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         6.       Stock Options. An option to purchase 5,000 shares of Stock will be granted under the Plan to each person who is an existing Independent Director of the Company on the effective date of the Plan. Additionally, an option to purchase 5,000 shares of Stock will be granted under the Plan to each person who, after the effective date of the Plan, is first elected or appointed to serve as a Director of the Company, such grant to be effective at the date of such first selection or appointment, if such Director is then eligible to receive an Option grant. Also, an Option to purchase 5,000 shares of Stock will be granted each year to each Director of the Company who is then eligible to receive an Option grant at the close of business on the day of the Company's annual meeting of stockholders at which Directors (or a class of Directors if the Company then has a classified Board of Directors) are elected or reelected by the Company's stockholders. The foregoing notwithstanding, no Director may be granted an Option more than once during any one calendar year under the Plan. No further Options will be granted under the Plan when the remaining number of shares of Stock reserved for issuance under the Plan upon the exercise of Options granted under the Plan becomes insufficient to grant Options as otherwise required by the Plan. Options granted under the Plan will be non-qualified stock options which will be subject to the following terms and conditions:

                  (a) Exercise Price. The exercise price per share of Stock purchasable under an Option will be equal to 100% of the Fair Market Value of Stock on the date of grant of the Option.

                  (b) Option Term. Each Option will expire at the earlier of (i) five years after the date of grant, (ii) twelve months after the Participant ceases to serve as a Director of the Company due to death, disability, or retirement at or after age 65, or (iii) sixty days after the Participant ceases to serve as a Director of the Company for any reason other than death, disability, or retirement at or after age 65.

                  (c) Exercisability. Each Option will become fully exercisable beginning one year after the date of grant, and will thereafter remain exercisable until the Option expires; provided, however, that an Option previously granted to a Participant will be exercisable after the Participant ceases to serve as a Director of the Company for any reason other than death, disability, or retirement at or after age 65 only if the Option was exercisable at the date of such cessation of service.

                  (d) Method of Exercise. Each Option may be exercised, in whole or in part, at such time as it is exercisable and prior to its expiration by giving written notice of exercise to the Company specifying the Option to be exercised and the number of shares to be purchased, and accompanied by payment in full of the exercise price in cash (including by check) or by surrender of shares of Stock of the Company acquired by the Participant prior to the exercise date and having a Fair Market Value at the time of exercise equal to the exercise price, or a combination of a cash payment and surrender of such Stock.

         7. Initial Grant to Chairman. Notwithstanding anything herein to the contrary, William L. Lurie, Chairman of the Board of Directors of the Company, will be granted upon the effective date of the Plan an initial grant of options to purchase 25,000 shares of Stock in lieu of the automatic grant of options to purchase 5,000 shares upon the effective date of the Plan. Such options shall vest in cumulative installments of one-third of the number of shares subject thereto on each of the first, second and third anniversaries of the effective date of the Plan and will expire on the tenth anniversary of the date of grant, subject to earlier expiration 12 months after Mr. Lurie ceases to be a director for any reason. The exercise price and method of exercise of such Options shall be as set forth in paragraphs 6(a) and (d) above.

         8. Adjustment Provisions. In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, extraordinary dividend having a value in excess of 150% of the quarterly dividends paid during the preceding twelve-month period, liquidation, dissolution, or other similar corporate transaction or event affects Stock such that an adjustment is determined by the Board of Directors to be appropriate in order to prevent dilution or enlargement of Participants' rights under the Plan, then the Board of Directors will, in a manner that is proportionate to the change to the Stock and is otherwise equitable, adjust (i) any or all of the number or kind of shares of Stock reserved for issuance and delivery under the Plan, (ii) the number or kind of shares of Stock to be subject to each automatic grant of Options under Section 6, and (iii) the number and kind of shares of Stock issuable or deliverable upon exercise of outstanding Options, and/or the exercise price per share thereof (provided that no fractional shares will be issued upon exercise of any Option). The foregoing notwithstanding, no adjustment may be made hereunder except as shall be



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necessary to preserve, without exceeding, the value of outstanding Options and potential grants of Options. If at any date an insufficient number of shares are available for the automatic grant of Options at that date, Options will be automatically granted under Section 6 proportionately to Participants to the extent shares are available.

         9. Changes to the Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or authority to grant Options under the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Company's stockholders at the next annual meeting of stockholders having a record date after the date such action was taken if such stockholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if the Board of Directors determines in its discretion to seek such stockholder approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any previously granted Option.

         10.      General Provisions.

                  (a) Consideration for Grants; Agreements. Options will be granted under the Plan in consideration of the services of the Participants and, except for the payment of the Option exercise price upon exercise of the options, no other consideration shall be required therefor. Grants of Options will be evidenced by agreements executed by the Company and the Participant containing the terms and conditions set forth in the Plan together with such other terms and conditions not inconsistent with the Plan as the Board of Directors may from time to time approve.

                  (b) Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Stock in connection with any Option in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law, any requirement under any listing agreement between the Company and any automated quotation system or national securities exchange, or any other law, regulation or contractual obligation, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

                  (c) Non-transferability. Options and any other right under the Plan that may constitute a "derivative security" as generally defined in Rule 16a-1(c) under the Exchange Act will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant's death), and will be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative.

                  (d) Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in connection with any grant of Options to a Participant. Accordingly, this Plan and the grants to be made hereunder shall be made under a formula plan as referred to in Note (3) to Rule 16b-3. If any provision of this Plan or any agreement hereunder does not comply with the requirements of Rule 16b-3 as then applicable to any such grant to a Participant, such provision will be construed or deemed amended to the extent necessary to conform to such requirements with respect to such Participant. In addition, the Board of Directors shall have no authority to make any amendment, alteration, suspension, discontinuation, or termination of the Plan or any agreement hereunder, to make any adjustment under
         Section 8, or take other action if and to the extent such authority would cause a Participant's transactions under the Plan not to be exempt under Rule 16b-3 under the Exchange Act.

                  (e) Continued Service as an Employee. If a Participant ceases to serve as a Director and, immediately thereafter, is employed by the Company or any subsidiary of the Company, then solely for purposes of Sections 6(b) and (c) of the Plan, such Participant will not be deemed to have ceased service as a Director at that time, and his or her continued employment by the Company or any subsidiary will be


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         deemed to be continued service as a Director; provided, however, that such former Director will not be eligible for additional grants of Options under the Plan.

                  (f) No Right to Continue as a Director. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any rights to continue to serve as a Director of the Company or to be nominated for re-election as a Director.

                  (g) No Stockholder Rights Conferred. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any rights of a stockholder of the Company unless and until an Option is duly exercised hereunder.

                  (h) Governing Law. The validity, construction, interpretation and effect of the Plan and all rights of any of the persons having or claiming to have any interest in the Plan shall be governed by the laws of the State of Delaware.

         11. Effective Date and Duration of Plan. The Plan will be effective upon consummation of the initial public offering of the Company's Stock. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for issuance or delivery under the Plan and the Company has no further rights or obligations with respect to outstanding Options under the Plan.


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